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         THE OIL-DRI CORPORATION OF AMERICA DEFERRED COMPENSATION PLAN
               As Amended and Restated Effective January 1, 1999



ARTICLE 1 - INTRODUCTION

1.1   PURPOSE OF PLAN

Oil-Dri Corporation of America, a Delaware Corporation has adopted the Plan set forth herein to provide a means by which certain employees and non-employee directors may elect to defer receipt of designated percentages or amounts of their Compensation and bonuses.

1.2   STATUS OF PLAN


The Plan is intended to be "a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and shall be interpreted and administered to the extent possible in a manner consistent with that intent.



ARTICLE 2 - DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1 ACCOUNT means for each Participant, the bookkeeping account established for his or her benefit under Section 5.1.

2.2 CHANGE OF CONTROL has the meaning set forth in the Oil-Dri Corporation of America 1995 Long-Term Incentive Plan.

2.3 CODE means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.4 COMPANY means Oil-Dri Corporation of America, any successor to all or a major portion of the Company's assets or business which assumes the obligations of the Company, and each other entity that is affiliated with the Company which adopts the Plan with the consent of Oil-Dri Corporation of America.

2.5 COMPENSATION means base salary, retainer or meeting fees payable to a Participant by the Company or an affiliate. Base salary is determined before giving effect to Elective Deferrals and other salary reduction amounts which are not included in the Participant's gross income under Code sections 125, 401(k), 402(h) or 403(b).

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2.6 EARNINGS means the reported composite rate of return experienced by the investment portfolio(s) chosen by a Plan Participant as crediting indices. For the portfolio referred to as the Oil-Dri Declared Rate Fund, Earnings means the Company's long-term borrowing cost ("Interest") in effect during the quarter for which Earnings are being credited. Prior to January 1, 1999, Earnings means Interest as defined in this paragraph 2.6. For Participants who retired prior to January 1, 1999, Earnings will continue to mean Interest as defined in this paragrah 2.6..

2.7 EFFECTIVE DATE means the date as of which the Plan first becomes effective, December 15, 1995.

2.8 ELECTION FORM means the participation election form as approved and prescribed by the Plan Administrator.

2.9 ELECTIVE DEFERRAL means the portion of Compensation which is deferred by a Participant under Section 4.1.

2.10 ELIGIBLE EMPLOYEE OR DIRECTOR generally means each employee of the Company who is at a salary grade of Grade 10 or higher at the time he or she elects to make Elective Deferrals or a non-employee who is a member of the Company's Board of Directors. The Company reserves the right to from time to time extend eligibility to participate in the Plan to a management employee of the Company who is at a salary grade less than Grade 10. 2.11 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.12 INSOLVENT means either (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

2.13 PARTICIPANT means any individual who participates in the Plan in accordance with Article 3.

2.14 PLAN means the Oil-Dri Corporation of America Deferred Compensation Plan and all amendments thereto.

2.15 PLAN ADMINISTRATOR means the person, persons or entity designated by the Company from time to time to administer the Plan. If no such person or entity is so serving at any time, Oil-Dri Corporation of America shall be the Plan Administrator.

2.16 PLAN YEAR means the 12-month period beginning January 1 and ending December 31.

2.17 TOTAL AND PERMANENT DISABILITY means the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and the permanence and degree of which shall be supported by medical evidence satisfactory to the Plan Administrator.

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ARTICLE 3 - PARTICIPATION

3.1   COMMENCEMENT OF PARTICIPATION

Any individual who elects to defer part of his or her Compensation in accordance with Section 4.1 shall become a Participant in the Plan as of the date such deferrals commence in accordance with Section 4.1.

3.2   CONTINUED PARTICIPATION

A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account.




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ARTICLE 4 - ELECTIVE DEFERRALS

4.1   ELECTIVE DEFERRALS

An individual who is an Eligible Employee or Director on the Effective Date may, by completing an Election Form and filing it with the Plan Administrator on or before the Effective Date, elect to defer a percentage or dollar amount of one or more payments of Compensation, on such terms as the Plan Administrator may permit, which are for services to be performed by the Participant in the Plan Year immediately following the Effective Date. A Participant may, by completing an Election Form and filing it with the Plan Administrator on or before March 15 of any Plan Year, elect to defer a percentage of any bonuses payable under the Oil-Dri Corporation of America Annual Incentive Plan in such Plan Year. A Participant other than a non-employee director may elect to defer only up to 50% of base salary, provided that such deferral shall equal a minimum of $5,000 and up to 100% of any bonuses earned under the Oil-Dri Corporation of America Annual Incentive Plan for any Plan Year. A Participant who is a non-employee director may elect to defer all or any part of such Participant's Compensation. Any individual who becomes an Eligible Employee or Director after the Effective Date may, by completing an Election Form and filing it with the Plan Administrator within 30 days after becoming an Eligible Employee or Director, elect to defer a percentage or dollar amount of one or more payments of Compensation, on such terms as the Plan Administrator may permit, which are for services to be performed by the Participant after the date on which the individual files the Election Form. Any Eligible Employee or Director who has not otherwise initially elected to defer Compensation in accordance with this paragraph 4.1 may elect to defer a percentage or dollar amount of one or more payments of Compensation, on such terms as the Plan Administrator may permit, commencing with Compensation paid in the next succeeding Plan Year, by completing an Election Form and filing it with the Plan Administrator on or before November 15 of the year preceding such Plan Year. A Participant's Compensation shall be reduced in accordance with the Participant's election hereunder and amounts deferred hereunder shall be credited to the Participant's Account as of the date the amounts would have been paid to the Participant absent the deferral election. Elective Deferrals shall not be in effect for any Participant during any period in which such Participant is eligible to receive benefits under the Company's Long Term Disability policy.

An election to defer a percentage or dollar amount of Compensation for any Plan Year or any bonus payable under the Oil-Dri Corporation of America Annual Incentive Plan in such plan year, shall apply for only such Plan Year. For each succeeding Plan Year an Eligible Employee or Director must make a new deferral election by completing and filing with the Plan Administrator an Election Form on or before the 15th of November preceding that Plan Year with respect to Compensation (except that elections for the Plan Year 1996 may be made up to and including the effective date of December 15, 1995) and before the 15th of March with respect to any bonus payable under the Oil-Dri Corporation of America Annual Incentive Plan in such Plan Year.





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ARTICLE 5 - ACCOUNTS

ACCOUNTS


The Plan Administrator shall establish a bookkeeping Account for each Participant reflecting Elective Deferrals made for the Participant's benefit and any distributions to the Participant, together with any adjustments for Earnings. The Plan Administrator shall provide each Participant with a statement showing the status of his or her Account as of the end of the calendar quarter.


5.2   EARNINGS CREDITED

Each Participant's Account shall be adjusted for Earnings. Effective January 1, 1999, Earnings adjustments shall be calculated at a rate computed as if the Participant's Account had been invested in whole and fractional shares of the investment portfolio(s) selected by the Participant as crediting indices. For purposes of computing these Earnings adjustments, Elective Deferrals shall be assumed to have been invested in shares of the crediting indices on each date a transaction is credited to or debited from the Participant's account, at the trading price of the crediting indices on such date or the first business day thereafter. Earnings adjustments shall be computed as if all dividends paid on the crediting indices were reinvested in whole or fractional shares on the date paid.

Prior to January 1, 1999 the rate for calculation of Earnings shall be the Company's long-term borrowing cost ("Interest") in effect during the quarter for which the Participant's Account is being adjusted. For Participants who retired prior to January 1, 1999, the rate for calculation of Earnings will continue to be the Interest rate as defined in paragraph 2.6.

5.2   CREDITING INDICES

Effective January 1, 1999 the Company shall select investment portfolios to serve as crediting indices. Each Participant may designate any combination (in increments of not less than 5%) of these portfolios to be used as the crediting indices for his or her account. Participants do not have an ownership interest in the investment portfolio(s) chosen by them as crediting indices. Each Participant may change his or her designated portfolio(s) to be effective the first day of any quarter by submitting the appropriate form to the Plan Administrator at least ten days prior to the first day of such quarter. Any designation of new crediting indices will result in an Earnings adjustment equivalent to a sales of shares in the current crediting indices and a purchase of shares in the new crediting indices on the first day of the quarter or the first business day thereafter. The Company may from time to time change the selection of investment portfolios offered to Participants as crediting indices. The Plan Administrator shall notify each Participant of any such change in investment portfolios.




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ARTICLE 6 - VESTING

6.1   GENERAL

A Participant shall be immediately vested in, i.e., shall have a nonforfeitable right to, all Elective Deferrals, and all Earnings attributable thereto, credited to his or her Account.


ARTICLE 7 - PAYMENTS

7.1   ELECTION AS TO TIME AND FORM OF PAYMENT

A Participant shall elect on the Election Form the date at which the Elective Deferrals (including any Earnings attributable thereto) will commence to be paid to the Participant. Such date must be at least five years following the date at which such Elective Deferrals commence or the date of retirement, whichever occurs first. The Participant shall also elect thereon for payments to be paid in either:

a.    a single lump sum; or

      annual installments over a period elected by the Participant up to 15 years, the amount of each installment to equal the balance of his or her Account immediately prior to the installment divided by the number of installments remaining to be paid ("Annual Installments").

Each such election will be effective only for deferrals (including any Earnings attributable thereto) for the Plan Year for which it is made. Except as provided in Sections 7.2, 7.3, 7.4, 7.5 or 7.6, payment of a Participant's Account shall be made in accordance with the Participant's elections under this Section 7.1 Such elections will be irrevocable except that a Participant who has elected to receive payments only upon retirement, may change the method of payment by completing a new Election Form more than one year in advance of retirement.

7.2   CHANGE OF CONTROL

The Plan will terminate upon a Change of Control. Immediately prior to the consummation of a transaction resulting in a Change of Control or, if not possible, as soon as possible following a Change of Control, each Participant shall be paid his or her entire Account balance in a single lump sum.

7.3.  TERMINATION OF EMPLOYMENT PRIOR TO RETIREMENT AGE

Upon termination of a Participant's employment for any reason other than death prior to the attainment of the Retirement Age, which is age 55, the Participant's entire Account shall be paid to the Participant in a single lump sum as soon as practicable following the end of the quarter in which such termination occurs.


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7.4   DISABILITY

If a Participant suffers a Total and Permanent Disability prior to the complete distribution of his or her Account balance, the following provisions shall apply:

a. If the Participant is receiving disability benefits under the Company's short-term or long-term disability plan, the Participant will be treated as actively employed and payment from the Participant's account shall not be made. The Participant may, at his or her election, apply for payment because of Unforeseen Emergency under Section 7.6.
b. If disability benefits under the Company's disability plans cease due to recovery from the Total and Permanent Disability, and the Participant does not return to employment with the Company, the Participant's Account shall be paid to the Participant as provided in Section 7.3.

7.5   DEATH

If a Participant dies prior to the complete distribution of his or her Account, the balance of the Account shall be paid, according to the Participant's irrevocable election on the Election Form, to the Participant's designated beneficiary or beneficiaries. Payment in a single lump sum shall be made as soon as practicable following the end of the quarter in which death occurs. Payment in annual installments shall commence the year immediately following the year in which death occurs.

Any designation of beneficiary and form of payment to such beneficiary shall be made by the Participant on a designation/change of beneficiary form filed with the Plan Administrator and may be changed by the Participant at any time by filing another designation/change of beneficiary form containing the revised instructions. If no beneficiary is designated or no designated beneficiary survives the Participant, payment shall be made to the Participant's surviving spouse, or, if none, to his or her issue per stirpes, in a single payment. If no spouse or issue survives the Participant payment shall be made in a single lump sum to the Participant's estate.

7.6   UNFORESEEN EMERGENCY

If a Participant suffers an unforeseen emergency, as defined herein, the Plan Administrator, in its sole discretion, may pay to the Participant only that portion, if any, of his or her Account which the Plan Administrator determines is necessary to satisfy the emergency need, including at the discretion of the Plan Administrator any amounts necessary to pay any federal, state and local income taxes reasonably anticipated to result from the distribution.

A Participant requesting emergency payment shall apply for the payment in writing in a form approved by the Plan Administrator and shall provide such additional information as the Plan Administrator may require. For purposes of this paragraph, "unforeseen emergency" means an immediate and heavy financial need resulting from any of the following:

a. expenses which are not covered by insurance and which the Participant or his or her spouse or dependent has incurred as a result of sudden and unexpected illness or accident; or
b. expenses which are not covered by insurance and which the Participant or his or her spouse or dependent has incurred or must incur as a result of a casualty loss.


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7.7   TAXES

All federal, state and local taxes that the Plan Administrator determines are required to be withheld from any payments made pursuant to this Article 7 shall be withheld.

7.8   CLAIMS PROCEDURE

A Participant or beneficiary (a "Claimant") entitled to benefits may file a claim for such benefits with the Plan Administrator, in such form as permitted by the Plan Administrator. The claim will be evaluated and a decision rendered within ninety (90) days, unless special circumstances require an additional ninety (90) day extension of time.

A Claimant shall be given written notice of whether the claim is granted or denied, in whole or in part, including (1) specific reasons for the denial, (2) references to pertinent Plan provisions on which the denial is based, (3) a description of any additional material or information necessary to perfect the claim and explanation as to why necessary, and (4) the Claimant's right to seek review of the denial.

If denied, in whole or in part, the Claimant may make a written request for review of such denial to the Plan Administrator within 60 days after receipt of the denial, and may include pertinent documents, issues and comments to aid the Plan Administrator. The request will be evaluated and a decision rendered within sixty (60) days, unless special circumstances require an additional sixty (60) day extension of time. The written decision will specify reasons for the decision and references to Plan provisions upon which the decision is based.

A Claimant who fails to file a claim, or submit a request for review of an initial claim shall have no right to review and shall have no right to bring action in any court. The denial of the claim shall be final and binding on all persons for all purposes.

7.9   SECTION 162(M) LIMITATIONS

In the event that any amount to be paid pursuant to Section 7.1, 7.3, 7.4, 7.5 or 7.6 would, in the Company's judgment, result in the non-deductibility, under
Section 162(m) of the code, of any portion of such Participant's income payable by or attributable to the Company for the year in which such amount is to be paid, such amount shall not be paid in such year. Such nondeductible amount shall be payable in the following calendar year, as an addition to the annual installment scheduled to be paid in such following calendar year, if applicable, subject to the provisions of this Section 7.9.

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ARTICLE 8 - PLAN ADMINISTRATOR

8.1   PLAN ADMINISTRATION AND INTERPRETATION

The Plan Administrator shall oversee the administration of the Plan. The Plan Administrator shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan. The Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. Any individual(s) serving as Plan Administrator who is a Participant will not vote or act on any matter relating solely to himself or herself. In such case, the Oil-Dri Corporation of America will appoint an individual to act as Plan Administrator to take such actions. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, a beneficiary or the Company. The Plan Administrator shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.

8.2.  POWERS, DUTIES, PROCEDURES, ETC.

The Plan Administrator shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursements, and shall follow such claims and appeal procedures with respect to the Plan as it may establish.

8.3   INFORMATION

To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of Participants, their employment, retirement, death, termination of employment, and such other pertinent facts as the Plan Administrator may require.

8.4   INDEMNIFICATION OF PLAN ADMINISTRATOR

The Company agrees to indemnify and to defend to the fullest extent permitted by law any officer(s) or employee(s) who serve as Plan Administrator (including any such individual, whether a present or former employee, who formerly served as Plan Administrator) against all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by Oil-Dri Corporation of America) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.







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ARTICLE 9 - AMENDMENT AND TERMINATION

9.1   AMENDMENTS

Oil-Dri Corporation of America shall have the right to amend the Plan from time to time, subject to Section 9.3, by an instrument in writing which has been executed on Oil-Dri Corporation of America's behalf by its Chief Executive Officer or his delegate designated in writing, with the specific approval of the board of directors.

9.2   TERMINATION OF PLAN

This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Eligible Employee or Director (or any other employee) or a consideration for, or an inducement or condition of employment for the performance of the services by an Eligible Employee or Director (or other employee). Oil-Dri Corporation of America reserves the right to terminate the Plan at any time, subject to Section 9.3, by an instrument in writing which has been executed on Oil-Dri Corporation of America's behalf by its Chief Executive Officer or his delegate designated in writing, with the specific approval of the board of directors. In addition, the Plan shall terminate upon a Change of Control in accordance with Section 7.2.

9.3   EXISTING RIGHTS

No amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts that have been credited to his or her Account prior to the date of such amendment or termination.


ARTICLE 10 - MISCELLANEOUS

10.1  NO FUNDING

The Plan constitutes a mere promise by the Company to make payments in accordance with the terms of the Plan and Participants and beneficiaries shall have the status of general unsecured creditors of the Company. Nothing in the Plan will be construed to give any employee or any other person rights to any specific assets of the Company or of any other person. In all events, it is the intent of the Company that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

10.2  NON-ASSIGNABILITY

None of the benefits, payments, proceeds or claims of any participant or beneficiary shall be subject to any claim of any creditor of any Participant or beneficiary, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan.



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10.3  LIMITATION OF PARTICIPANT'S RIGHTS

Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Company, or interfere in any way with the right of the Company to terminate the employment of a Participant in the Plan at any time, with or without cause.

10.4  PARTICIPANTS BOUND

Any action with respect to the Plan taken by Oil-Dri Corporation of America, the Plan Administrator or the Company or any action authorized by or taken at the direction of the Plan Administrator or the Company shall be conclusive upon all Participants and beneficiaries entitled to benefits under the Plan.

10.5  RECEIPT AND RELEASE

Any payment to any Participant or beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in satisfaction of claims against the Company and/or, the Plan Administrator under the Plan, and the Plan Administrator may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability, including minority, to give a valid receipt and release, the Plan Administrator may cause payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Plan Administrator or the Company to follow the application of such funds.

10.6  GOVERNING LAW

The Plan shall be construed, administered, and governed in all respects under and by the laws of the state of Illinois. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.7  HEADINGS AND SUBHEADINGS

Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions thereof.